SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[  ]           Definitive Additional Materials
[X]          Soliciting Material under Rule 14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth Lashley
Irving A. Smokler
Red Rose Trading Estonia OU
Richard J. Lashley as Custodian for
UGMA for Danielle L. Lashley
                                            John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.

[  ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Filed by PL Capital Group

On November 25, 2009, an article was published relating to the PL Capital Group and CFS Bancorp, Inc.  A copy of the article follows as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

Inside Financial Services

Local investment firm takes fight to the bank

By Becky Yerak
Tribune reporter

A certified public accountant from Naperville has turned out to be a firebrand shareholder at several U.S. banks and thrifts that he believes are undervalued or mismanaged.

PL Capital LLC principal John Palmer is pushing for change at the parent of Citizens Financial Bank, which has about a dozen Chicago-area branches. Palmer, whose company owns about 9.5 percent of CFS Bancorp Inc. of Munster, Ind., plans to run for a CFS board seat at the 2010 annual meeting. Palmer, 49, worked at KPMG Peat Marwick from 1983 to 1996.

The Naperville-based investment firm is no stranger to shareholder activism.

Last month it won a seat on the board at State Bancorp Inc. in Jericho, N.Y. In March, BCSB Bancorp Inc. of Baltimore reached an agreement with PL Capital that included making certain bylaw changes, such as removing a residency requirement for directors.

PL Capital's Web site said it uses "aggressive efforts" and "shareholder activism to improve the performance or change the strategic direction" of lenders it invests in.

For years the firm challenged practices at a Rhode Island bank, calling one director's behavior "unprofessional and embarrassing" and complaining publicly how it stifled questioning on a conference call. It also complained that the CEO became "notably impatient and curt" when challenged.

At that bank's annual meeting, a PL Capital principal turned around the microphone stand and faced shareholders rather than bank executives, the Providence Journal reported.

At CFS, PL Capital has publicly questioned everything, from how it counts its regulatory capital to how it runs its annual meetings. It pointed out how one key executive lives in Hinsdale.

PL Capital said one letter it received from CFS about some of its concerns was "pithy but wrong."

Last week CFS hired an investment banker to consider "strategic alternatives."

The bank, which has $846 million in Chicago-area deposits, previously said the move was prompted by an expectation that "the operating environment over the next few years is likely to remain unforgiving and characterized by both unforeseen threats and opportunities."

PL Capital called the hiring "a smoke screen to diffuse our campaign for board representation."

The bank declined to comment. CFS has said it's comfortable with how it calculates its capital ratios. And CFS said last week that a special committee found no breaches of fiduciary duty have occurred.

Nice assist: Ellen Seidman, executive vice president of national policy and partnership development at Chicago-based ShoreBank Corp., is on the advisory council of Goldman Sachs Group Inc.'s new $500 million small-business program.

About $200 million will go to colleges, including to provide scholarships to small-business owners.

Another $300 million is for community development financial institutions, which will use most of that money for loans. Businesses expected to be eligible include those with at least four full-time workers and annual revenue of $150,000 to $4 million.

Chicago has about 20 such institutions, including ShoreBank.

From 1993 to 1997, Seidman was special assistant for economic policy to President Bill Clinton. From 1997 to 2001, the Washington, D.C., resident was director of the U.S. Office of Thrift Supervision.

byerak@tribune.com